Exhibit 99.1

Avnet, Inc. Announces Agreement to Acquire itX Group Limited
Strengthening Position in Australian Solutions Distribution Market

Phoenix, August 13, 2010 - Avnet, Inc. (NYSE:AVT) announced today that it has entered into a definitive agreement to acquire all of the outstanding shares of itX Group Limited (itX), an Australian value-added distributor of software, hardware and services, in an all cash merger valued at AU$77.5 million ($69.2 million) through a scheme of arrangement under Australian law. The acquisition is subject to the approval of itX’s shareholders, Australian court approval and other customary conditions for a transaction of this type. The itX Board of Directors has recommended that itX shareholders vote in favor of the scheme in the absence of a superior proposal and subject to receipt of a favorable independent expert’s report. itX has reserved the right to declare and pay to its shareholders a special dividend of up to AU$10 million (in addition to its normal full year dividend) subject to certain conditions. If the special dividend is declared and paid, the cash consideration for the merger will be reduced accordingly. The transaction, which is expected to close in 120 to 150 days, is expected to be immediately accretive to earnings and supports Avnet’s return on capital goals for acquisitions.

itX distributes software, hardware and services from the world’s leading suppliers including Oracle, IBM, HP, VMware, Apple, Citrix, Red Hat, and Trend Micro.  In addition, itX includes Briell Marketing, a distributor of specialized printers and media for personal identification and security cards, medical and photographic imaging; Sydmed, a distributor of medical devices; and ICO, which provides IT hosting solutions. With approximately 150 employees, itX has offices in Sydney, Melbourne, Brisbane, Perth, Canberra and Adelaide. For fiscal year ended June 30, 2009, itX generated revenue of approximately AU$147 million ($131.5 million).

“This acquisition is another step in our strategic expansion in the Asia Pacific region and, in particular, increases our scale and scope in the Australian market,” said Phil Gallagher, president, Avnet Technology Solutions, Global. “The itX business adds complementary suppliers and business partners, while doubling Avnet Technology Solutions’ presence in Australia. With our broad global supplier relationships, combined with the skills and talents of the itX team, this acquisition will also help to continue to accelerate our organic growth in the region.”

“The addition of new suppliers, solutions and services from itX, especially their strength in software, complements Avnet’s expertise in the data centre sector and significantly expands the portfolio of solutions we can offer,” stated KP Tang, president, Avnet Technology Solutions Asia Pacific. “The combination of itX and our current business will enhance our competitive position and increase the value we deliver to our trading partners.”

Avnet was advised on this transaction by Allen & Overy.

About Avnet

Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 3, 2010, Avnet generated revenue of $19.16 billion. For more information, visit www.avnet.com. (AVT—IR)

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

For more information, please contact:

Public Relations
Michelle Gorel, +1 480-643-7653
Vice President, Public Relations
michelle.gorel@avnet.com

Investor Relations
Vincent Keenan, +1 480-643-7053
Vice President, Investor Relations

Michael Costigan
Director, Marketing and Business Innovation
Avnet Technology Solutions Asia Pacific
Tel: +61 2 8877 0751
Fax: +61 2 8877 0702
Mobile: +61 408 651 467
Email: Michael.costigan@avnet.com